Exhibit 10.1

NON-EMPLOYEE INTERIM CHIEF FINANCIAL OFFICER
ENGAGEMENT AGREEMENT

This Non-employee Interim Chief Financial Officer Agreement (“Agreement”) is entered into as of the 30th day of April, 2012 (the “Effective Date”) by and between Guardian 8 Holdings, a Nevada corporation (the “Company”), and Kathleen Hanrahan (“Executive”).

A.            Company has determined it to be in the Company’s best interest to retain Executive to provide Non-employee Interim Chief Financial Officer (“Non-employee Interim CFO”) services to Company as set forth on Exhibit A attached hereto and as specified from time to time by the Board of Directors of the Company;

B.             Company and Executive agree Company shall retain Executive for up to twelve months, pending the Company recruiting and hiring a full time replacement chief financial officer.

C.             As a result of Executive’s engagement, the Company and/or its affiliates has, or have disclosed to Executive, and Executive has obtained, certain Confidential Information (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Executive to perform those Non-employee Interim CFO duties set forth in the Exhibit A attached hereto and such other duties as may be requested from time to time by the Chief Executive Officer, Board of Directors, or the Audit Committee, of the Company. Executive hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Directorship.  Executive currently serves as a member of the Company’s Board of Directors and shall remain a member serving at the pleasure of the Company’s stockholders.

3. Compensation. For the services rendered by Executive under this Agreement, the Company shall issue Executive 300,000 shares of the Company’s restricted common stock, which shall be issued upon the earlier of (i) December 31, 2012, or (ii) when the Company hires a full time replacement chief financial officer. The value of such shares shall be set at the closing price of the Company’s common stock on the Over-the-Counter Bulletin Board or other exchange or quotation medium on the last trading day immediately before issuance of the shares.

4. Term and Survivability. The term of this Agreement shall be for a period of one (1) year, beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause, effective immediately upon written notice to the other party.

5. Costs and Expenses of Management Company’s Performance. Except as set forth in the attached Schedules, all costs and expenses of Executive’s performance hereunder shall be borne by the Company; including but not limited to, travel expenses (fuel, housing/hotel, toll fees, etc.). In accordance therewith, Company shall supply Executive with a corporate credit card for charging costs and expenses incurred herewith.

6. Taxes. As an independent contractor, Executive acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Executive pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Executive hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Executive, and any such withholding shall be for Executive’s account and shall not be reimbursed by the Company to Executive. Executive expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

7. Confidentiality. For a period of twenty four months from the termination of this Agreement, Executive will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by Executive during the period of the Executive’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by Management Company hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates. Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Executive; (ii) available to Executive on a non-confidential basis prior to the disclosure by Company to Executive; (iii) available to the Executive on a non-confidential basis from a source other than Company or is affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Executive by law or pursuant to court order. Executive shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

8. Return of the Company’s Proprietary Materials. Executive agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Executive may then possess or have under its control.

9. Assignment of Proprietary Rights. Executive hereby assigns and transfers to the Company all right, title and interest that Executive may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Executive, whether solely or jointly with others, during the period of Executive’s engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Executive acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Executive develops or prepares for the Company hereunder during the period of Executive engagement by the Company and that such work by Executive shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 9, Executive will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Executive will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

10. Trade Secrets of Others. Executive represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Executive in confidence or in trust prior to its engagement by the Company, and Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Executive agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

11. Other Obligations. Executive acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to take action as may be reasonably required to discharge the obligations of the Company thereunder.

12. Indemnification. The Company shall, at its own expense, defend, indemnify and hold harmless the Executive from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) (i) relating to or arising out of the Company’s actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Executive; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Executive’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Executive hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.

14. Non-Solicitation. Executive will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

15. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada.

16. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Exhibits referred to in this Agreement are incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

17. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

18. Approval of Public Communications and Press Releases. Executive and Company agree that any and all public announcement regarding Executive must be approved by Executive in advance.

19. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

20. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

21. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:
Guardian 8 Holdings
15230 N. 75th Street, Suite 1002
Scottsdale, AZ  85260

(ii) If to Executive:
Kathleen Hanrahan
6936 E. Balancing Rock Rd.
Scottsdale, AZ  85266

            Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:
Guardian 8 Holdings

By: /s/ Steve Cochennet
       Steve Cochennet, CEO

Executive:

/s/ Kathleen Hanrahan
Kathleen Hanrahan

Exhibit A

As interim Chief Financial Officer Executive’s job description will include the following but may not be limited to;

The Chief Financial Officer (CFO) is responsible for planning, organizing, staffing, and managing all of the Company’s financial and accounting functions.  In addition, the CFO is responsible to oversee the outsourced Human Resources functions.  The CFO manages the Company’s relationships with lending institutions, stockholders, and essential members of the financial community and is accountable to the CEO for the results of such functions and the performance of all assigned employees reporting directly to the CFO.

The CFO is responsible to report and communicate financial and accounting information as required by management, its Board of Directors, Audit Committee or by law.

The CFO aids the CEO in formulating and administering the policies and procedures fundamental to the Company, and performs the following duties personally or through subordinate managers / employees:

DUTIES AND SERVICE

•	Oversees all company accounting practices, including accounting departments, preparing budgets and financial reports, both internal and external

o	analyze, critique and review all monthly, quarterly and annual financial statements of consolidated and subsidiary companies

o	ensure compliance with Generally Accepted Accounting Principles (GAAP)

o	maintain Sarbanes-Oxley (SOX) compliance

o	manage and execute staffing decisions of accounting department personnel

o	assist in drafting management discussion and analysis for Forms 10-Q and 10-K, and other SEC filings, as reasonably required

o	prepare a quarterly CFO letter to management and the Board of Directors

•	Coordinates the tax preparation and audit functions with appointed firm(s). Maintains primary contact with the external auditor and the audit committee of the Board of Directors.

•	Ensures compliance with state and federal agencies with respect to financial and accounting matters.

•	Attends Director and Stockholder meetings

A-1

•	Directs financial strategy, planning and forecasts, including expense control, revenue cycle management, and cash management

o	spearhead the annual and longer-term budgets consistent with the adopted 3 to 5 year business and strategic plans

•	Participates in investment and raising of funds for business

o	participates in road shows and investor presentations

o	maintains primary contact with banking and lending institutions

•	Studies, analyzes and reports on trends, opportunities for expansion and projection of future company growth

o	assist in negotiations of merger and acquisition transactions
o	evaluate financial statements of potential merger and acquisition candidates
•	Manages complete day-to-day operations of the Company’s headquarters in Scottsdale, AZ

•	Assists in the negotiations of all material contracts.
•	Maintains the Certified Public Accountant (CPA) designation, including all required continuing education and ethics requirements, to ensure good standing at all times during the Term of employment

•	Perform other duties and responsibilities deemed necessary by the CEO, Audit Committee and Board of Directors

A-2